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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                               ------------------

                                   FORM N-8A

       NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                              -------------------

                          Snoqualmie Asset Fund, Inc.
                          ---------------------------
                                     (Name)

             1201 Third Avenue, WMT 1706, Seattle, Washington 98101
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                     (Address of Principal Business Office)

                     Telephone Number, including Area Code:
                                 (206) 461-4319

                               Sophie Hager Hume
             1201 Third Avenue, WMT 1706, Seattle, Washington 98101
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               (Name and Address of Agent for Service of Process)

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                YES     [  ]                       NO       [X]




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
         Item 1.           Snoqualmie Asset Fund, Inc.

         Item 2.           Maryland; July 25, 2000

         Item 3.           Corporation

         Item 4.           Management company

         Item 5.           a.       closed-end
                           b.       non-diversified

         Item 6.           Scott Tindall
                           1201 Third Avenue
                           WMT 0511
                           Seattle, Washington 98101

         Item 7.           Names and addresses of officers and directors

                           Fay L. Chapman - Director
                           1201 Third Avenue
                           WMT 1501
                           Seattle, Washington 98101

                           William A. Longbrake - Director
                           1201 Third Avenue
                           WMT 1706
                           Seattle, Washington 98101

                           James S. Kavanah- Director
                           42 Post Drive
                           Hanover, Massachusetts 02339

                           Craig A. Benvie- Director
                           38 Cedar Street
                           Wenham, Massachusetts 01984

                           Richard D. Lodge - President
                           1201 Third Avenue
                           WMT 0511
                           Seattle, Washington 98101

                           Richard M. Levy - Chief Financial Officer
                           1201 Third Avenue
                           WMT 0602
                           Seattle, Washington 98101

                           Marc K. Malone - Treasurer

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
                           1201 Third Avenue
                           WMT 0602
                           Seattle, Washington 98101

                           Sophie Hager Hume - Secretary
                           1201 Third Avenue
                           WMT 1706
                           Seattle, Washington 98101

                           Linda O'Brien - Assistant Secretary
                           1201 Third Avenue
                           WMT 1706
                           Seattle, Washington 98101

                           Robert H. Miles - Vice President
                           1201 Third Avenue
                           WMT 0604
                           Seattle, Washington 98101

         Item 8.           Not Applicable

         Item 9.           a.       No
                           b.       Not Applicable
                           c.       No
                           d.       Yes
                           e.       Number of Beneficial Owners:  1
                                    Name:  Fay L. Chapman

         Item 10.          $1,000

         Item 11.          No

         Item 12.          Not Applicable

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in Seattle, Washington on this 28th day of August, 2000.

                                       Signature: Snoqualmie Asset Fund, Inc.

                                       By:/s/ Richard D. Lodge
                                          ---------------------------------
Attest:/s/ Sophie Hager Hume              President
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Title:Secretary


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